Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                  Contact: Paul Knopick

                                                                                                                                                                                                 888-795-6336

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ITRONICS REPORTS 2013 FIRST HALF REVENUES; TOTAL REVENUES UP: FERTILIZER SALES UP 8 PERCENT

RENO, Nevada, July 31, 2013 -- Itronics Inc. (OTC: ITRO) reported today that its total Revenues for the 2013 first half increased by 3 percent to $1.707 million from $1.658 million in 2012. First half GOLD’n GRO Fertilizer Revenue increased 8 percent and Silver Revenue decreased 40 percent. Second quarter silver revenue increased 33 percent compared to the prior year quarter.

GOLD’n GRO fertilizer sales in the first half were up 8 percent compared to 2012. Itronics is working with its distributor to continue to expand GOLD’n GRO sales by increasing the use of individual fertilizers within the established customer base, and by expanding geographically within our distributor’s exclusive territory.

Second quarter troy ounces of silver sold were up 62 percent but the realized price was down 18 percent resulting in a 33 percent revenue increase compared to the prior year second quarter. Troy ounces of silver sold in the first half were down 28 percent compared to the prior year first half, and the realized silver price was down 16 percent resulting in a 40 percent revenue decrease compared to the prior year first half. The Company believes that silver prices may stabilize and perhaps establish an uptrend in coming months, although they could continue to be volatile.

The volume of silver-bearing photographic liquids received by the Company from its established suppliers in the second quarter increased by 13 percent compared to the prior year second quarter and continue to be more than adequate to meet the requirements for anticipated GOLD’n GRO fertilizer sales increases.

The silver refined by Itronics is recovered from spent photo liquids, a highly acclaimed environmentally "Green" and beneficial process. The de-silvered photo liquids are converted to ingredients for use in manufacturing the Award Winning line of GOLD’n GRO liquid fertilizers. This technology maximizes sustainability by converting all of the silver-bearing photographic liquid waste into commercial goods for sale. There is no waste of any raw materials, including water, when this process is used. Itronics’ manufacturing plant which operates this technology is a fully permitted "zero discharge" facility.

Whitney & Whitney, Inc. technical services Revenue was up 155 percent in the second quarter and up 90 percent in the first half as a result of providing services for a long term client. Whitney & Whitney is receiving inquiries from potential new clients regarding provision of planning and development services for specific mine development projects. These inquiries may lead to new services contracts which would produce additional services revenues for the Company.

***More***

7/31/13 Itronics Press Release, "2013 First Half Revenues up: Fertilizer Sales up 8 percent"

During the first half, work on the Auric Gold & Minerals Fulstone Iron Oxide Copper Gold project continued to focus on gaining a better understanding of the project area structural geology with the objective of defining specific targets for initial exploratory drilling. A separate report on this work will be made during the third quarter. The Yerington Mining District has major nearby copper gold silver deposits that are actively being developed by others, making the Fulstone Project area strategically attractive. Whitney & Whitney, Inc., Itronics wholly-owned technical & administrative services subsidiary, currently owns more than 60 percent of Auric.

Unaudited Revenues for the second quarter, and first half ended June 30, 2013 together with comparative figures for 2012 are presented below:

ITRONICS INC.

	For the Quarter		For the 6 Months
	Ended June 30		Ended June 30
	2013	2012	2013	2012
REVENUE
Fertilizer	$ 882,075	$ 955,774	$ 1,351,309	$ 1,249,906
Silver	$ 88,797	$ 66,977	$ 179,099	$ 298,249
Photo Services	$ 14,485	$ 15,769	$ 29,179	$ 32,192
Mining Technical Services	$ 84,611	$ 33,244	$ 146,948	$ 77,336
Total Revenues	$ 1,069,968	$ 1,071,764	$ 1,706,535	$ 1,657,683

About Itronics:

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company that produces GOLD'n GRO liquid fertilizers and pure silver bullion. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts spent photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, and is developing the Fulstone Iron Oxide Copper Gold exploration property in Nevada.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. Its popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)